Exhibit(n)(2)



                 ATTACHMENT B



Portfolio

Guardian Portfolio

Lehman Brothers High Income Bond Portfolio

International Portfolio

International Large Cap Portfolio

Mid-Cap Growth Portfolio

Real Estate Portfolio

Regency Portfolio

Socially Responsive Portfolio

Small-Cap Growth Portfolio